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Exhibit 99.4

SEALY CORPORATION

8% Senior Secured Third Lien Convertible Notes due 2016 Offered Pursuant to
Subscription Rights Distributed to Record Holders of Sealy Corporation

May 27, 2009

Dear Shareholder:

        This notice is being distributed by Sealy Corporation ("Sealy") to all holders of record ("Recordholders") of its common shares (the "Common Shares"), at 5:00 p.m., New York City time, on May 26, 2009 (the "Record Date"), in connection with a rights offering (the "Rights Offering") of transferable subscription rights (the "Rights") to subscribe for 8% Senior Secured Third Lien Convertible Notes due 2016 (the "Notes"). The Rights and the Rights Offering are described in Sealy Corporation's Prospectus Supplement dated May 27, 2009, to the Prospectus dated April 9, 2009 (together, the "Prospectus").

        In the Rights Offering, Sealy is offering an aggregate of 7,085,280 Notes. The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on July 2, 2009, unless the period in which to exercise the Rights is extended in the sole discretion of Sealy (as it may be extended by Sealy, the "Expiration Date"). As described in the Prospectus, Recordholders of Common Shares will receive one Right for every Common Share owned of record at 5:00 p.m., New York City time, on the Record Date.

        Every 13 Rights will allow the holder thereof to subscribe for one Note with a subscription price and an initial principal amount of $25.00 (the "Subscription Price") and each Note will initially be convertible into 25 Common Shares at an effective conversion rate of $1 per share. Rights may only be exercised in increments of 13. Fractional Rights will not be issued in the Rights Offering. The Rights will be aggregated for all of the Common Shares a holder owns on the record date. To the extent you exercise your Rights in increments of less than 13, the Rights that exceed the multiple of 13 will be returned to you, together with any subscription price relating to such excess, without deduction or interest. Sealy will not issue fractional Notes or cash in lieu of fractional Notes.

        Sealy Holding LLC, Sealy's majority shareholder and an affiliate of Kohlberg Kravis Roberts & Co. L.P., has agreed, subject to certain conditions, to exercise all the Rights that are distributed to it in the Rights Offering, which Rights will cover $89,665,225 aggregate principal amount of the Notes, and to oversubscribe for all the Notes that are not subscribed for (after giving effect to the oversubscription privilege) upon the exercise of Rights distributed to Sealy's other stockholders in the Rights Offering.

        You are entitled to subscribe for additional Notes (up to the number of Notes for which they subscribed under their subscription privilege) at the same subscription price per Note if any Notes are not purchased as of the expiration date by other holders of Rights under their subscription privilege. You must have subscribed for the maximum number of Notes permitted by your subscription privilege in order to exercise your oversubscription privilege. Holders of Rights who submit oversubscription requests will receive their pro rata portion of the aggregate principal amount of any unsubscribed Notes allocated to each such oversubscribing holder in proportion to the relative size of its oversubscription request or such lesser amount as is set forth in the oversubscription requests of such holder, subject to rounding and other adjustments. You must indicate on your subscription certificate (or Beneficial Owner Election Form, in the case of shareholders that hold through a broker, custodian, bank or other nominee) by the expiration date whether and to what extent you elect to exercise your oversubscription privilege.

        The Rights will be evidenced by transferable Rights certificates (the "Subscription Rights Certificates") registered in the names of Recordholders. Once a holder has exercised its Rights to purchase Notes, such holder may only revoke such exercise prior to the Expiration Date by following the procedures set forth in the Prospectus. Rights not exercised prior to the Expiration Date will be null and void.

        Enclosed are copies of the following documents:

          1.     Prospectus;

          2.     Notice of Guaranteed Delivery;

          3.     Subscription Rights Certificate;

          4.     Instructions as to Use of Sealy Corporation's Subscription Rights Certificates; and

          5.     A return envelope addressed to National City Bank, the Subscription Agent.

        Your prompt action is requested. To exercise Rights that you receive as a Recordholder, you must properly complete and sign the Subscription Rights Certificate and forward it, with payment of the Subscription Price in full for each Note subscribed for pursuant to the Rights being exercised, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price, including final clearance of any checks (which, in the case of uncertified checks, may take 7 to 10 business days), prior to 5:00 p.m., New York City time, on the Expiration Date. Failure to return the properly completed Subscription Rights Certificate with the correct payment, or the failure to timely clear any uncertified check submitted in payment, will result in your not being able to exercise your Rights.

        Additional copies of the enclosed materials may be obtained from the Information Agent, National City Bank. The Information Agent's toll-free telephone number is (800) 622-6757. Banks and brokers please call collect at (216) 257-8663.

Very truly yours,
SEALY CORPORATION

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  Exhibit 99.4
SEALY CORPORATION
8% Senior Secured Third Lien Convertible Notes due 2016 Offered Pursuant to Subscription Rights Distributed to Record Holders of Sealy Corporation